Exhibit 21

1.	Altec Lansing Technologies, Inc.	Pennsylvania
2.	Altec Lansing Electronics (Dongguan) Limited	China
3.	Altec Lansing Europe Sarl	Luxembourg
4.	Altec Lansing Hong Kong	Hong Kong
5.	Altec Lansing International, Inc.	Delaware
6.	Altec Lansing Far East Limited	Hong Kong
7.	Altec Lansing Manufacturing Limited	Hong Kong
8.	Plantronics Pty. Ltd.	Australia
9.	Plantronics Telecommunicacoes Ltda.	Brazil
10.	Plantronics Canada Limited	Canada
11.	Plantronics Holdings Limited	Canada
12.	Plantronics International Ltd.	Cayman Islands
13.	Plantronics Communications Technology (Suzhou) Co. Ltd	China
14.	Plantronics France S.A.R.L.	France
15.	Plantronics GmbH	Germany
16.	Plantronics Acoustics Italia, S.r.l.	Italy
17.	Plantronics K. K.	Japan
18.	Plantronics Europe Ltd.	Malta
19.	Emtel, S.A. (Inactive)	Mexico
20.	Plamex, S.A. de C.V.	Mexico
21.	Plantronics B.V.*	Netherlands
22.	Plantronics Sales B.V. (Inactive)	Netherlands
23.	Plantronics Singapore Pte. Ltd.	Singapore
24.	Plantronics Iberia, S.L.	Spain
25.	Plantronics Nordic AB	Sweden
26.	Plantronics GmbH	Switzerland
27.	Plantronics Limited	United Kingdom
28.	Frederick Electronics Corporation	Maryland
29.	Pacific Plantronics, Inc. (Inactive)	California
30.	Plantronics E-Commerce, Inc. (Inactive)	Minnesota
31.	Plantronics Futurecomms, Inc.(Inactive)	California
32.	Plantronics APS	Denmark

*Material Subsidiary B.V. Representative Offices (India, Korea, Philippines, Bejing/Shanghai/Shenzhen-China, Taiwan)